Exhibit 99.1

NEWS RELEASE

Tony Trunzo Steve Bailey FLIR Systems, Inc. (503) 498-3547 www.FLIR.com

FLIR Systems Reports Record Fourth Quarter

And Full Year 2005 Financial Results

Provides 2006 Financial Outlook

Announces Additional 5 Million Share Repurchase Authorization

PORTLAND, Ore. — February 8, 2006 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that net earnings for the fourth quarter ended December 31, 2005 increased 42% to $34.1 million, or $0.43 per diluted share, compared to net earnings for the fourth quarter of 2004 of $24.1 million, or $0.31 per diluted share. Revenue for the 2005 fourth quarter increased 9% to $156.2 million, up from $143.7 million for the fourth quarter of 2004. The Company’s operating margin in the fourth quarter was 29.5%, compared with 23.9% in the fourth quarter of 2004. Revenue at the Company’s Imaging division increased 8%, while revenue at the Company’s Thermography division increased 10% as compared to the fourth quarter last year.

For the twelve months ended December 31, 2005, net earnings rose 27% to a record $90.8 million, or $1.16 per diluted share, compared to net earnings for the full year 2004 of $71.5 million, or $0.94 per diluted share. Revenue for 2005 was $508.6 million, an increase of 5% from the $482.7 million generated in 2004. The Company’s operating margin for the full year was a record 24.8%, as compared with 22.6% in 2004. Revenue from the Company’s Imaging division increased by 2%, while revenue from the Company’s Thermography division increased by 13% compared to the prior year.

Cash generated from operations totaled $15.9 million for the fourth quarter and $73.1 million for 2005. At December 31, 2005 the Company had cash on hand of $107 million. During the fourth quarter, the Company repurchased 1 million shares of its common stock for $23 million.

The backlog of firm orders for delivery within the next twelve months was approximately $193 million at December 31, 2005 an increase of 21% as compared to backlog of $159 million at December 31, 2004.

The Company also announced it currently expects net revenue in fiscal 2006 to be in the range of $590 million to $600 million, and net earnings to be in the range of $1.20 to $1.30 per fully diluted share, which includes share based compensation expense of approximately $0.10 per fully diluted share.

FLIR also announced that its Board of Directors has authorized the repurchase of up to an additional 5 million shares of its common stock. The timing and the amount of any repurchases will be determined by the Company’s management based on its evaluation of prevailing market conditions and other factors. The repurchase program may be suspended or discontinued at any time whether or not the authorization has been utilized.

“Overall, we are pleased with our fourth quarter and full year 2005 performance. While revenue growth in our Imaging division was lower than anticipated, we again achieved record revenue and net earnings. We saw a significant expansion in our operating margins, reflecting the benefits of the Indigo acquisition and improved manufacturing efficiency.” commented Earl R. Lewis, President and CEO of FLIR. “We expect better revenue growth in both divisions in 2006, as a result of recent investment in R & D, which has yielded numerous exciting new products, and remain optimistic about the future.” he concluded.

Forward-Looking Statements

The statements in this release by Earl R. Lewis regarding the Company’s expectation of better revenue growth in both divisions and commentary about the Company’s outlook for 2006 as to revenue and net earnings per share are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am ET today. A simultaneous WebCast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 1:00 PM EST at this same internet address. For a telephone replay, dial (800) 633-8284, reservation #21116357, after 1:00 PM EST.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com

(tables attached)

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue	$156,247	$143,726	$508,561	$482,651
Cost of goods sold	69,586	67,991	231,867	233,492

Gross profit	86,661	75,735	276,694	249,159
Operating expenses:
Research and development	12,512	13,090	51,514	45,796
Selling, general and administrative	27,998	28,254	99,227	94,237

Total operating expenses	40,510	41,344	150,741	140,033
Earnings from operations	46,151	34,391	125,953	109,126
Interest expense	2,001	2,031	7,922	8,092
Other (income) expenses, net	(1,556)	88	(4,193)	1,125

Earnings before income taxes	45,706	32,272	122,224	99,909
Income tax provision	11,564	8,210	31,459	28,414

Net earnings	$34,142	$24,062	$90,765	$71,495

Net earnings per share:
Basic	$0.49	$0.35	$1.30	$1.06

Diluted	$0.43	$0.31	$1.16	$0.94

Weighted average shares outstanding:
Basic	69,468	68,709	69,723	67,566

Diluted	81,222	81,972	82,173	81,108

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$107,057	$120,692
Accounts receivable, net	142,782	116,928
Inventories, net	103,837	98,258
Prepaid expenses and other current assets	33,153	21,769
Deferred income taxes, net	11,240	9,771

Total current assets	398,069	367,418
Property and equipment, net	59,479	34,778
Deferred income taxes, net	16,313	20,055
Goodwill	150,669	149,475
Intangible assets, net	43,139	47,180
Other assets	27,139	8,691

	$694,808	$627,597

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,477	$32,321
Deferred revenue	10,297	7,601
Accrued payroll and related liabilities	20,374	22,375
Accrued product warranties	5,059	5,465
Advance payments from customers	5,013	5,009
Other current liabilities	11,626	10,585
Accrued income taxes	3,577	5,626
Current portion of long-term debt	56	105

Total current liabilities	90,479	89,087
Long-term debt	206,155	205,335
Deferred income taxes	10,779	7,482
Pension and other long-term liabilities	18,413	12,520
Commitments and contingencies
Shareholders’ equity	368,982	313,173

	$694,808	$627,597